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                                                                     Exhibit 5.2

                                  [LETTERHEAD]

                                 April 27, 1998

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, AL 35202

     RE:  Colonial Properties Trust

Ladies and Gentlemen:

     We have acted as special Alabama counsel to Colonial Properties Trust, an alabama real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 33-38613) (the "Registration Statement") previously declared effective by the Securities and Exchange Commission relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in a prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to a prospectus. This opinion letter is rendered in connection with the public offering of 3,450,000 common shares a beneficial interest, par value $.01 per share of the Company (the "Shares"), as described in a prospectus dated November 21, 1997 (the "Prospectus"), and a Prospectus Supplement dated April 21, 1998 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulations S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.  Executed copy of the Registration Statement.

     2.  Copies of the Prospectus and Prospectus Supplement.

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Board of Trustees
Colonial Properties Trust
April 27, 1998
Page 2

     3.  The Declaration of Trust of the Company, as amended (the
"Declaration of Trust"), as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     4. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     5. Certain resolutions of the Board of Trustees of the Company adopted at a meeting held on October 23, 1997, approving and ratifying the preparation, execution and filing of the Registration Statement, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     6. Certain resolutions of the Board of Trustees of the Company adopted at a meeting held on October 23, 1997, and of the Pricing Committee of the Board of Trustees adopted by written consent of the sole member on April 21, 1998, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Underwriting Agreement (as defined below) and the Terms Agreement (as defined below) and arrangements in connection therewith, and authorization of the issuance of the Shares on the Terms Agreement.

     7. Executed copies of the Underwriting Agreement dated April 21, 1998 among the Company, Colonial Realty Limited Partnership (the "Operating Partnership") and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (the "Underwriting Agreement") and the Terms Agreement dated April 21, 1998 between the Company and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (the "Term Agreement").

     8. Opinion Letter, of even date herewith, of Hogan & Hartson L.L.P., counsel to the Company.

     We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies, and the authenticity, accuracy and completeness of the originals.

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Board of Trustees
Colonial Properties Trust
April 27, 1998
Page 3

     This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995 and we express no opinion herein as to any other laws, statutes, regulations, or ordinances.

     Based upon, subject to, and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the Pricing Committee and as set forth in the Terms Agreement referred to above, the Shares will be validly issued, fully paid and non-assessable under the Alabama Real Estate Investment Trust Act of 1995.

     In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.

     We are members of the Bar of the State of Alabama, and we do not express any opinion concerning any law other than the law of the State of Alabama and the Federal law of the United States. We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of the opinion letter as Exhibit 5.2 to the Form 8-K of the Company and to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                             Very truly yours,

                                             /s/ Sirote & Permutt P.C.